Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Alliance Entertainment Holding Corporation

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Other	600,000 (2)	$2.50 (3)	$1,500,000.00	0.00011020	$165.30
	Total Offering Amounts					$1,500,000.00		$165.30
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$165.30

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Represents 600,000 shares reserved for future issuance pursuant to stock options, restricted stock awards, restricted stock units and other awards under the 2023 Omnibus Equity Incentive Plan.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee and based on the average of the high and low prices of the Common Stock on April 24, 2023, as reported by the OTC Markets Group Inc., which date is within five business days prior to the filing of this Registration Statement.